EXHIBIT 4.1

                             SECURED PROMISSORY NOTE

 $___________                                          SAN FRANCISCO, CALIFORNIA
                                                               DECEMBER 31, 2002

         FOR VALUE RECEIVED, the undersigned SUTTER HOLDING COMPANY, INC., a Delaware corporation ("Maker"), promises to pay to the order of ____________________________ ("Holder"), c/o Timothy Birch, Finn Dixon &
Herling, One Landmark Square, Suite 1400, Stamford, CT. 06901, or at such other place as any holder hereof may designate in writing, the principal sum of $__________, as may be adjusted below, together with interest thereon from the date hereof at the rate of 4% per annum, until paid in full; provided, however, that during any period in which an Event of Default is continuing the Maker shall pay interest on the unpaid principal balance outstanding from time to time at a rate per annum equal to equal to 5% in excess of the Prime Rate per annum. The term "Prime Rate" shall mean a fluctuating interest rate per annum equal to the rate of interest announced publicly from time to time (whether or not charged in each instance) by Citibank, N.A., as that bank's base rate or general reference rate for its most creditworthy borrowers. The balance of outstanding principal and accrued but unpaid interest will be paid in full on July 31, 2007 (the "Maturity Date"). Certain terms are defined in Annex II attached hereto and hereby made a part hereof. Capitalized terms used in this Note, but not otherwise defined herein or on Annex II attached hereto, will have the respective meanings set forth in that certain Stock Purchase Agreement dated as of the date hereof among Maker, Easton Mortgage Corporation, a California corporation ("Easton"), Holder, Timothy A. Birch, Stone Williams, LLC, Craig R. Bush, Diana Mead, and Lawrence Anspach (the "Purchase Agreement").

         This Note is one of the Notes issued by the Maker pursuant to Section 2.2(c) of the Purchase Agreement (collectively, the "Notes"). The Notes rank equally and ratably without priority over one another. No payment, including any prepayment, may be made hereunder unless payment, including any prepayment, is made with respect to the other Notes in an amount which bears the same ratio to the then unpaid balance on such other Notes as the payment made hereon bears to the then unpaid balance under this Note.

         1. The Maker will make monthly payments commencing on the last day of January 2003, and on the last day of each month thereafter up to and including the Maturity Date until this Note is paid in full (the "Regularly Scheduled Payment Dates"). Prior to the time when the determination of any adjustment to the face amount of this Note is made pursuant to Section 2.3.1 of the Purchase Agreement (expected to be April 2005), the amount of each such monthly payment will be equal to one-third (1/3) of the Quarterly Payment Amount. "Quarterly Payment Amount" means, for any fiscal quarter, the lesser of the Cash Flow Payment or the Payment Ceiling. "Cash Flow Payment" means 77.091% of Easton's EBITDA during the fiscal quarter preceding the fiscal quarter for which the Cash Flow Payment is measured; provided, however, that for the first three Regularly Scheduled Payment Dates the Cash Flow Payment means 77.091% of three times Easton's EBITDA during the month preceding the Regularly Scheduled Payment Date. "Payment Ceiling" means the Note Payment, provided that (1) if the Cash Flow Payment was used to determine a Quarterly Payment Amount, the Payment Ceiling for subsequent Quarterly Payment Amount determinations will be increased by the amount, if any, that the Note Payment exceeded the Cash Flow Payment for such Quarterly Payment Amount, but only if there is a positive balance of the Unused EBITDA and (2) the Payment Ceiling will be decreased by the amount of any Used EBITDA. "Note Payment" means $_________ per fiscal quarter. "Unused EBITDA" means 96.364% of (a) the sum of the EBITDA for all complete fiscal quarters since January 1, 2003; minus (b) the number of complete fiscal quarters since January 1, 2003 multiplied by $208,992; minus (c) any Used EBITDA. "Used EBITDA" means sum of the amounts, if any, by which any Quarterly Payment Amount exceeds the Note Payment. On and after the first Regularly Scheduled Payment date after any adjustment to the face value of this Note pursuant to Section 2.3.1 of the Purchase Agreement, the remaining

SECURED PROMISSORY NOTE--PAGE 1 0F 14
outstanding  principal of this Note (after giving effect to such adjustment) and
accrued   interest   thereon  will  be  amortized  and  paid  in  equal  monthly installments over a 30 month period commencing on the date of such adjustment.

EXAMPLE:

         FOR FIRST QUARTER 2003: Assume that during December, 2002, the Company's EBITDA is $75,000. This will result in a Cash Flow Payment as calculated in January, 2003, of $173,454.75 ($75,000 multiplied by 3 multiplied by 77.091%). Meanwhile, the Payment Ceiling will not increase because there have not been any payments where the Cash Flow Payment was less than the Note Payment and because Unused EBITDA only includes complete fiscal quarters after January 1, 2003. Because the Payment Ceiling (which will be equal to the Note Payment) is less than the Cash Flow Payment, the payment for January, 2003, will be one-third of the Payment Ceiling. (If instead the Cash Flow Payment were less than the Note Payment, the payment for January, 2003, would be equal to one-third of the Cash Flow Payment, but there would be no adjustment to Unused EBITDA or the Payment Ceiling). The calculation of the payments due in February and March, 2003, would be equal to the lesser of the Cash Flow Payment (based upon EBITDA from January and February, 2003, respectively) or the Note Payment, with no effect on Unused or Used EBITDA or the Payment Ceiling.

         FOR SECOND QUARTER 2003: Assume that during the first quarter of 2003, the Company's EBITDA is $250,000. This will result in a Cash Flow Payment of $192,727.50 for the second quarter of 2003 ($250,000 multiplied by 77.091%). The Payment Ceiling will not have increased because the Note Payment is less than the Cash Flow Payment, and the Quarterly Payment Amount will be equal to the Payment Ceiling (which is equal to the Note Payment). Thus, the monthly payments during third quarter of 2003 are $53,704.69 (the Payment Ceiling divided by 3). Unused EBITDA will be $39,516.95 (96.364% of the difference between $250,000 and $208,992).

         FOR THIRD QUARTER 2003: Assume that second quarter EBITDA is $200,000, resulting in a Cash Flow Payment of $154,182.00 ($200,000 multiplied by 77.091%). The Cash Flow Payment is less than the Payment Ceiling (still equal to the Note Payment), so monthly payments during the third quarter of 2003 are $51,394.00 (the Cash Flow Payment divided by 3). Meanwhile, "Unused EBITDA" is $30,207.74 (96.364% of (a) $250,000 plus $200,000, minus (b) $208,992 multiplied by 2, minus (c) $0.00. There will be no Used EBITDA.

         FOR FOURTH QUARTER 2003: Assume that third quarter 2003 EBITDA is $230,000, resulting in a Cash Flow Payment of $177,309.30 for the fourth quarter 2003 ($230,000 multiplied by 77.091%). Meanwhile, "Unused EBITDA" is $51,096.04 (96.364% of (a) $250,000 plus $200,000 plus $230,000, minus (b) $208,992 multiplied by 3, minus (c) $0.00). The Payment Ceiling will be equal to $168.046.14 ($161,114.07 plus $6,932.07, the latter of which is the amount that the Note Payment exceeded the Cash Flow Payment for the third quarter 2003, which is less than the Unused EBITDA). The Payment Ceiling is less than the Cash Flow Payment, so monthly payments during the third quarter of 2003 are $56,015.38 ($168,046.14 divided by 3). This will cause "Used EBITDA" at the end of the fourth quarter to be $6,932.07 ($168,046.14 minus $161,114.07), which will cause the Payment Ceiling to drop by $6,932.07 back down to the Note Payment amount of $161,114.07, and the Unused EBITDA will be reduced correspondingly for the next quarter.

         2. Holder acknowledges and agrees that the Maker will have no obligation to pay this Note if and to the extent that (i) the Maker has the right, under the Purchase Agreement, to offset amounts determined by Section 9.4 of the Purchase Agreement against amounts payable under this Note and/or (ii) the principal amount of this Note is reduced in accordance with Section 2.3.1 of the Purchase Agreement. The provisions of the Purchase Agreement will control the provisions of this Note with respect to such

SECURED PROMISSORY NOTE--PAGE 2 0F 14
offset rights or reductions in principal. The amount of any offset arising under clause (i) above shall be applied against the monthly payments becoming due under Section 1 of this Note commencing on the next Regularly Scheduled Payment Date and continuing thereafter until the offset right is extinguished.

         3. The Maker hereby agrees, until full payment and performance by the Maker of this Note, the other Notes and the other Financing Documents, to fully comply with all of the covenants and agreements set forth in Annex I attached hereto and hereby made a part hereof.

         4. This Note shall be subject to prepayment as follows:

                  (a) The Maker will have the right to prepay this Note, in whole or in part, at any time with no prepayment penalties.

                  (b) As soon as possible, and in any event within twenty (20) Business Days prior to the occurrence of a Mandatory Prepayment Event, the Maker shall furnish to the Holder written notice setting forth in reasonable detail the facts and circumstances underlying such Mandatory Prepayment Event. The occurrence of any such Mandatory Prepayment Event shall constitute an irrevocable offer by the Maker to prepay all, but not less than all, of this Note (and the other Notes) at an amount equal to the then unpaid principal amount thereof (and of them in the aggregate) together with all accrued and unpaid interest through the date of prepayment (plus any unpaid costs and expenses owed to Holder (and the holders of the other Notes) under the Financing Documents), on the closing date of the Mandatory Prepayment Event. Following receipt of any offer to prepay this Note under this paragraph, the Holder shall advise the Maker, by written notice within ten (10) days after receipt of such offer, as to whether the Holder desires to have this Note so prepaid. If the Holder fails to respond to such offer by the Maker within the ten (10) day acceptance period, such offer shall be deemed to be accepted. The Maker will not enter into any agreement relating to a Mandatory Prepayment Event unless such agreement is conditioned upon compliance with this paragraph.

                  (c) Any prepayments hereunder shall be applied first to interest accrued but unpaid as of the date of payment and then to outstanding principal. Any prepayments made by Maker shall be allocted among all of the Notes pro-rata based on the outstanding principal balances of each of them.

         5. This Note is secured by a pledge of 3,000 shares held by Maker in Easton pursuant to that certain Securities Pledge Agreement dated as of the date of this Note (the "Pledge Agreement"). The liability of the Maker for the repayment of the indebtedness evidenced by this Note shall be nonrecourse and will be limited to the security given by the Maker for this Note under the Pledge Agreement.

         6. An "Event of Default" shall exist under this Note if any of the following occurs and regardless of the reason for such occurrence:

                  (a) The Maker shall fail to make any payment of any principal or interest, when any of the same shall become due under this Note (whether due at maturity or by reason of acceleration or demand or as part of any prepayment or otherwise) and such failure shall continue for a period of ten (10) calendar days.

                  (b) The Maker shall fail to make any payment of any other amount payable under this Note or any other Financing Document and such failure shall continue for a period of ten (10) calendar days after written notice of such failure shall have been given to the Maker by the Holder.

                  (c) The occurrence of any "Event of Default" as defined in any other Financing Document.

SECURED PROMISSORY NOTE--PAGE 3 0F 14

                  (d) The Maker shall default in the due performance or observance of:

                           (i) any material agreement or covenant contained in Articles 1 or 2 of Annex I hereto; or

                           (ii) any other material agreement or covenant contained in this Note (other than a covenant or agreement a default in the performance or observance of which is specifically dealt with in any part of this Section 6 other than this clause (ii));

and such default shall have continued unremedied for a period of fifteen (15) calendar days after the earlier to occur of (A) the Maker becoming aware of such default or (B) Holder notifying the Maker of such default; provided, that, there shall be no such continuation period for a default in the performance or observance of its obligations under Sections 1.1 or 1.4 of Article 1 of Annex I hereto.

                  (e) Any representation or warranty made or furnished to the Holder by or on behalf of the Maker under any Financing Document or any document relating thereto or delivered in connection therewith or pursuant thereto proves to have been false or misleading in any material respect when made or furnished.

                  (f)

                           (i) The Maker shall fail to make any payment when due, after any applicable grace and/or notice period (if any), in respect of any Indebtedness under the Senior Loan Documents or any event or condition shall occur which (i) results in the acceleration or other early required payment or maturity of such Indebtedness, or (ii) enables or entitles the holder of any such Indebtedness to accelerate the maturity thereof (or otherwise require the early payment thereof).

                           (ii) The Maker or Easton shall fail to make any payment when due, after any applicable grace period (if any), in respect of any Indebtedness (other than Indebtedness under the Financing Documents) or any event or condition shall occur which (i) results in the acceleration or other early required payment of the maturity of such Indebtedness, or (ii) enables or entitles the holder of any such Indebtedness to accelerate the maturity thereof (or otherwise require the early payment thereof).

                  (g)      Bankruptcy; Liquidation

                           (i) The Maker shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due (or shall admit in writing such inability), or shall take any corporate or limited liability the Maker action to authorize any of the foregoing; or

                           (ii) An involuntary case or other proceeding shall be commenced against the Maker or Easton seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official to it or any

SECURED PROMISSORY NOTE--PAGE 4 0F 14
         substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Maker under the federal bankruptcy laws as now or hereafter in effect.

                  (h) Any Lien created by any of the Financing Documents shall at any time fail (except by reason of Holder's failure to take any actions required to preserve or perfect such Lien) to constitute a valid and perfected Lien on any material collateral purported to be secured thereby, subject to no other Lien except as may be permitted by the Financing Documents.

                  (i) Easton shall be prohibited or otherwise materially restrained from conducting any material business theretofore conducted by it by virtue of any determination, ruling, decision, decree or order of any court or regulatory authority of competent jurisdiction and such determination, ruling, decision, decree or order remains unstayed and in effect for any period of 10 days.

                  (j) Any of the Financing Documents to which Maker is a party shall for any reason fail to constitute (or the Maker shall assert that any does not constitute) the valid and binding agreement of the Maker in any material respect.

                  (k) A writ of execution, attachment, garnishment, replevin or any similar process shall be issued or levied with respect to any property of the Maker the value of which individually or in the aggregate equals or exceeds $250,000 or any order, judgment or decree shall be entered against the Maker by a court of competent jurisdiction which, together with other outstanding orders, judgments, and decrees against the Maker equals or exceeds $250,000 and any such execution, attachment, garnishment, replevin, similar process, or judgment(s) shall continue in effect for any period of thirty (30) calendar days or more without being released or a stay of execution with respect thereto being granted.

                  (l) Any material breach or material default by the Maker of the terms of the Purchase Agreement, including without limitation the covenants contained therein, continued unremedied for a period of fifteen (15) calendar days after the earlier to occur of (A) the Maker becoming aware of such default or (B) Holder notifying the Maker of such default.

         Upon the occurrence of any such Event of Default and at any time thereafter during the continuance of any such Event of Default, the Holder, by written notice to the Maker, may declare the entire unpaid principal balance of this Note, and all accrued and unpaid interest under this Note, to be due and payable immediately, and upon any such declaration the entire unpaid principal balance of this Note and all accrued and unpaid interest under this Note shall become and be immediately due and payable, without the need for presentment, demand for payment, protest, notice of dishonor or protest or other notice of any kind (except any notice, if any, expressly required under this Note) all of which are expressly waived by the Maker; provided, however, that upon the occurrence of any of the events specified in subparagraph (g) above, the entire unpaid principal balance of this Note, and all unpaid and accrued interest under the Note, shall be immediately due and payable without any notice whatsoever and without presentment, demand for payment, protest, notice of dishonor or protest or other notice of any kind, all of which are hereby expressly waived by the Maker. Holder shall have, upon the occurrence and during the continuance of any Event of Default, all other rights, remedies, and powers provided to the Holder under the Financing Documents, any other applicable agreement, instrument or other document or applicable law.

         7. Maker represents and covenants that the proceeds of this Note will be used for business or commercial purposes, and not for personal, family, or household purposes.

SECURED PROMISSORY NOTE--PAGE 5 0F 14

         8. This Note is non-negotiable, and may not be transferred by endorsement and delivery or by delivery alone, except that Holder may assign or transfer the Note to any Affiliate if such Affiliate agrees in writing to be bound by the terms of this Note, the Purchase Agreement and the Financing Documents, including, without limitation, Section 2 of this Note.

         9. Maker waives, to the fullest extent permitted by applicable law, presentment, diligence, protest, demand, notice of demand, notice of acceptance or reliance, notice of non-payment, notice of dishonor, notice of protest and all other notices (except notices expressly provided for in the Financing Documents) to parties in connection with the delivery, acceptance, performance, default or enforcement of this Note or any collateral or other security.

         10. THE MAKER, AND HOLDER BY ITS ACCEPTANCE OF THIS NOTE. EACH HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY AND THE RIGHT THERETO IN ANY ACTION OR PROCEEDING OF ANY KIND, ARISING UNDER OR OUT OF, OR OTHERWISE RELATED TO OR OTHERWISE CONNECTED WITH THIS NOTE OR ANY OTHER FINANCING DOCUMENT.

         11. This Note will be governed by the laws of the State of California, without regard to its conflicts of laws rules, it being the intent that the substantive laws of the State of California will always apply.

         12. This Note shall bind the Maker and Maker's successors and assigns and shall inure to the benefit of the Holder, its successors and assigns. The Maker shall not, without the prior written consent of the Holder, assign any of its rights or obligations under this Note or any of the other Financing Documents.

         13. Any provision of this Note or other Financing Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         14. The Holder shall not by any act (except by a written instrument executed and delivered in accordance with the immediately following paragraph), delay, indulgence, omission or otherwise be deemed to have waived any right, remedy or other power hereunder or under any other Financing Document or to have acquiesced in any Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Holder, any right, remedy or other power shall preclude any other or further exercise thereof or the exercise of any other right, remedy or other power. No single or partial exercise of any right, remedy, or power hereunder or under any other Financing Document shall preclude any other or further exercise thereof or the exercise of any other right, remedy or power. A waiver by the Holder of any right, remedy or power hereunder or under any other Financing Document on any one occasion shall not be construed as, or constitute a bar to, any right, remedy or other power which the Holder would otherwise have on any future occasion. The rights, remedies and powers provided to the Holder herein or in any other Financing Document are cumulative, may be exercised singly or concurrently and are not exclusive of and shall be in addition to all other rights, remedies, or powers provided by applicable law or any other agreement, instrument or other document. Holder may exercise any or all such rights, remedies and powers at any time(s) in any order which Holder chooses in its discretion.

         15. The terms and provisions of this Note may only be waived, amended, supplemented or otherwise modified by a writing executed and delivered by the Maker and the Holder.

SECURED PROMISSORY NOTE--PAGE 6 0F 14

         16. This Note, the other Financing Documents and the Purchase Agreement represent the agreement of the Maker and the Holder with respect to the subject matter hereof and thereof and supersede all negotiations and prior writings with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Holder relative to subject matter hereof or thereof that are not expressly set forth or referred to herein, in the other Financing Documents or in the Purchase Agreement.

         17. Whenever the context herein so requires, the neuter gender includes the masculine or feminine, and the singular number includes the plural, and vice-versa. Maker acknowledges that Maker and Maker's counsel have had an opportunity to review and negotiate the terms and provisions of this Note and the other Financing Documents, and no rule of strict construction shall be used against the Holder with respect to this Note or any of the other Financing Documents.

         18. All notices under this Note (or other Financing Documents) to the Maker or the Holder, as the case may be, shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to other party at its address or telecopy number set forth on the signature pages hereof or at such other address or telecopy number as the Maker or the Holder, as the case may be, may hereafter specify for the purpose by notice to the other party(ies). Each such notice shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in on the signature pages hereof and automatic or telephonic confirmation of receipt thereof is obtained, or (ii) if given by mail, prepaid overnight courier or any other means, when received at the address specified on the signature pages hereof or when delivery at such address is refused.

         19. If this Note becomes mutilated and is surrendered by the Holder with respect thereto to the Maker, of if Holder claims that this Note has been lost, destroyed or wrongfully taken, the Maker shall execute and deliver to Holder a replacement Note, in like tenor, upon the affidavit of Holder attesting to such loss, destruction or wrongful taking with respect to this Note and such lost, destroyed, mutilated, surrendered or wrongfully taken Note shall be deemed to be replaced for all purposes hereof. Such affidavit shall be accepted as satisfactory evidence of the loss, wrongful taking or destruction thereof and no indemnity shall be required as a condition of the execution and delivery of a replacement Note other than a customary indemnify of the Holder.

         20. Any controversy, dispute, or claim arising out of or relating to this Note or the breach hereof that cannot be settled by mutual agreement (except for actions by any party seeking equitable, injunctive or other relief) will be finally settled by arbitration as follows: Any party who is aggrieved will deliver a notice to the other parties hereto setting forth the specific points in dispute. Any points remaining in dispute 20 days after the giving of such notice will be submitted to arbitration in San Francisco, California, to JAMS/Endispute, before a single arbitrator appointed in accordance with JAMS/Endispute's Arbitration Rules, modified as expressly provided herein. The Maker and Holder consent to conducting one arbitration for all similar promissory notes issued by Maker pursuant to the Purchase Agreement to the extent that there is any dispute with respect to such other notes at the time of the arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The decision of the arbitrator on the points in dispute will be final, unappealable, and binding, and judgment on the award may be entered in any court having jurisdiction. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in San Francisco County, California, in connection with any action relating to this Agreement. Notwithstanding any other provision of this Note, the arbitrator will be authorized to apportion its fees and expenses and the reasonable attorney fees and expenses of the parties as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator will be borne 50% by the Maker, on the one hand, and 50% by the Holder, on the other hand, and each such party will bear the fees and expenses of its own attorneys. The parties agree that this clause has been included to rapidly and inexpensively

SECURED PROMISSORY NOTE--PAGE 7 0F 14
resolve any disputes between them with respect to this Note, and that this clause will be grounds for dismissal of any court action commenced by either party with respect to this Note, other than post-arbitration actions seeking to enforce an arbitration award and claims or controversy outside of this Note. The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

         21. This Note may be executed in counterparts, each of which shall be considered an original but all of which together shall be deemed a single instrument.



                                  MAKER:

                                  Sutter Holding Company, Inc, a Delaware
                                  corporation

                                  --------------------------------------
                                  William G. Knuff, III, Chief Executive Officer

                                  Address:
                                  150 Post Street, Suite 320
                                  San Francisco, CA 94108
                                  (415) 788-1445
                                  (415) 788-1515
                                  (Facsimile)































SECURED PROMISSORY NOTE--PAGE 8 0F 14

                                     ANNEX I

                        ARTICLE 1. AFFIRMATIVE COVENANTS

         The Maker covenants and agrees as follows:

         1.1 Corporate Existence; Operations of the Maker. The Maker will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and all of its other franchises, licenses and rights.

         1.2 Records and Accounts. The Maker will (a) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles, and (b) maintain adequate accounts and reserves for all Taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties, contingencies, and other reserves.

         1.3 Insurance. The Maker at all times will maintain insurance, in such amounts (including, without limitation, so-called "all-risk" coverage at replacement value and "broad form" liability coverage), against such hazards and liabilities and for such purposes as is reasonably prudent and in any event no less than is customary in the industry for companies engaged in the same or similar businesses and owning or operating similar properties.

         1.4 Taxes. The Maker will pay or cause to be paid all Taxes, assessments or governmental charges on or against it or any of its properties prior to such becoming delinquent; except for any Tax, assessment or charge which is being contested in good faith by proper legal proceedings and with respect to which adequate reserves have been established and are being maintained.

         1.5      Notices.

                  1.5.1 Events of Default. The Maker will promptly notify the Holder in writing of the occurrence of any Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Note or any other Indebtedness involving in excess of $10,000 to which or with respect to which the Maker is a party or obligor, whether as principal, guarantor, surety or otherwise, the Maker shall forthwith give written notice thereof to the Holder, describing the notice or action and the nature of the claimed default.

                  1.5.2 Notice of Litigation and Judgments. The Maker will give notice to the Holder in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Maker or to which the Maker is or becomes a party involving an uninsured claim against the Maker that could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Maker will give notice to the Holder, in writing, in reasonable detail, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Maker in an amount in excess of $10,000.

         1.6 Inspection of Properties and Books, etc. The Maker shall permit Holder and its designated representatives, upon reasonable notice (provided, that no such notice shall be required if an Event of Default has occurred and is continuing and the Holder in its good faith discretion believes that having to give such notice could impair the Holder's interests) to visit and inspect any of the properties of the Maker, to examine the books of account of the Maker (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Maker with, and to be advised as to the same by, its officers and managers, all at such reasonable times and intervals (during normal business

SECURED PROMISSORY NOTE--PAGE 9 0F 14
hours if no Event of Default has occurred and is continuing) as Holder may reasonably request; provided that Holder and its designated representatives shall agree in writing to keep any material, nonpublic information obtained from Maker confidential until such information becomes public and not to trade in the securities of Maker on the basis of any such information.

         1.7 Compliance with Laws, Contracts, Licenses, and Permits. The Maker will comply in all material respects with (a) all laws and regulations applicable to the existence and operations of its business, wherever its business is conducted, (b) the provisions of its organizational documents, (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable material decrees, orders, and judgments, except where the failure to do so has not had and could not reasonably be expected to have a Material Adverse Effect.

         1.7 Board Member. In any election of directors of the Maker prior to the payment in full of this Note, the board of directors of the Maker will nominate one (1) director selected by RCH, LLC for election to the board of directors of Maker.

         1.8 Further Assurances. The Maker will cooperate with the Holder and execute such further instruments and documents as the Holder shall reasonably request to carry out to its satisfaction the transactions contemplated by this Note and the other Financing Documents.

         1.9 Compliance with Purchase Agreement. The Maker shall comply with the covenants applicable to it contained in the Purchase Agreement.

                          ARTICLE 2. NEGATIVE COVENANTS

         The Maker further covenants and agrees that without the prior written consent of the Holder:

         2.1 Redemptions. The Maker shall not purchase, redeem, retire or otherwise acquire for value any of its capital stock or apply any of the assets of the Maker to the purchase, redemption, retirement or other acquisition, directly or indirectly, of any of its capital stock, whether now or hereafter outstanding.

         2.2 Employment Agreements; Payments to Employees. The Maker shall cause Easton to not, (i) enter into any employment, consulting or agency agreement which will materially impact the profit and loss statement of Easton, or increase the compensation and benefits payable or to become payable to the employees of Easton, except with the express consent of the President and/or CEO of Easton, or (ii) grant any severance or termination pay to any employee of Easton, or establish, adopt, amend, discontinue, terminate or freeze any bonus, profit sharing, ERISA Employee Plan applicable to Easton or any employee of Easton.

         2.3 Accounting Practices. The Maker shall not take any action to change, alter or amend any accounting policies and procedures pertaining to Easton, including procedures with respect to accounts payable and collection of accounts receivable, except as required by GAAP.

         2.4 Exchange Act. The Maker shall comply with its periodic reporting obligations under the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the "Exchange Act") and shall use its best efforts to maintain its status as an issuer obligated to file periodic reports under the Exchange Act.

         2.5      Special Covenants Relating to Easton.


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
                  2.5.1 The Maker shall not cause a change in the senior management of Easton during either Measurement Period (as defined in the Purchase Agreement).

                  2.5.2    The Maker shall cause Easton to not:

                           (a) make any amendment, waiver or other modification to any terms or provisions of its certificate of incorporation, by-laws or other organizational documents;

                           (b) acquire (including without limitation, by merger, consolidation, or acquisition of stock or assets) or form any corporation, partnership, other business organization or division thereof, which will be merged with or own Easton or which will utilize the assets, personnel, credit facility or other operations capability of Easton;

                           (c) take any action to change, alter or amend any accounting policies and procedures, including procedures with respect to accounts payable and collection of accounts receivable, except as required by GAAP; or

                           (d) make any distributions to Maker in excess of (i) the amount due under the Notes plus (ii) an amount equal to the lesser of 20% of EBITDA or $160,000 per annum.

                           .
































SECURED PROMISSORY NOTE--PAGE 11 0F 14

                                    ANNEX II

                                   DEFINITIONS

         A. Certain Definitions. As used herein, the following terms shall have the following meanings (unless otherwise stated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Business Day" shall mean any day other than a Saturday, Sunday, public holiday, or the equivalent for banks under the laws of the State of California.

                  "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

                  "Financing Documents" shall mean this Note, the other Notes, the Pledge Agreement, the Security Agreement, the Easton Guaranty or any other guaranty hereof, any pledge agreement of the Maker relating to this Note or any such guaranty, any assignment, other security agreement or mortgage at any time securing this Note or any such guaranty, and all other agreements, instruments, certificates, and other documents executed and/or delivered at any time by the Maker and/or any other Person pursuant hereto or thereto or in connection herewith or therewith, as any of same may be amended, supplemented or otherwise modified from time to time.

                  "GAAP" or "generally accepted accounting principles" shall mean U.S. generally accepted accounting principles.

                  "Gaines" means Ira Gains, an individual.

                  "Governmental Authority" shall mean the government of any nation, state, province, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                  "Guaranty" means a guaranty, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligations in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).


SECURED PROMISSORY NOTE--PAGE 12 0F 14

                  "Indebtedness" means for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, advance, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred and paid, in the ordinary course of business; (c) Capital Lease Obligations of such Person and synthetic leases of such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (f) Indebtedness of others Guaranteed by such Person; and (g) all hedging obligations. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

                  "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), other than an operating lease, relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

                  "Mandatory Prepayment Event" shall mean:

                  (a) the consummation of (i) any acquisition of Easton by means of merger or other form of corporate reorganization in which the outstanding shares of Easton are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction), under circumstances in which the holders of a majority in voting power of the outstanding capital stock of Easton immediately prior to the transaction own less than a majority in voting power of the outstanding capital stock of Easton or the surviving or resulting corporation or acquired, as the case may be, immediately following such transaction (a "Change in Control"), (ii) a sale of all or substantially all of the assets of Easton, (iii) any other transaction which results in such a Change in Control of Easton, or (iv) any series of transactions resulting in the foregoing, or

                  (b) approval by Maker of a complete liquidation or dissolution of Easton, or

                  (c) a change in the composition of the Board of Directors of Maker so that Craig Bush (or his designee), Robert Dixon and William G. Knuff, III fail to constitute a majority of the members of the Board; provided, that, if Craig Bush approves such change, such change shall not constitute a Mandatory Prepayment Event.

                  "Material Adverse Effect" shall mean a material adverse effect on (i) the business, assets, properties condition (financial or otherwise) or business prospects of Maker or Easton, as applicable, (ii) the ability of Maker or Easton, as applicable, to pay or perform its obligations under this Note and the other Financing Documents, (iii) the rights of or benefits available to the Holder under this Note or any of the other Financing Documents.


SECURED PROMISSORY NOTE--PAGE 13 0F 14

                  "Person" shall mean any individual, corporation, partnership, limited liability company, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

                  "Property" means any interest of any kind in property or assets, whether real, personal or mixed, and whether tangible or intangible.

                  "Senior Loan Documents" means all documents between Gaines and the Maker and SOF-2 and the Maker which are entered into from time to time in respect of the Indebtedness of the Maker to Gaines or SOF-2, as the case may be, including, without limitation, any amendment, replacement or refinancing thereof approved by Holder to the extent required in the Intercreditor Agreement or to the extent of any increases the amount of debt, extends the term or otherwise could adversely impact on Holder's rights or recovery under this Note.

                  "SOF-2" means Sutter Opportunity Fund 2, LLC, a California limited liability company.

                  "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including without limitation, stamp or documentary taxes or other excise or property taxes, charges or levies.

         B. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Note shall be prepared and calculated in accordance with GAAP.






























SECURED PROMISSORY NOTE--PAGE 13 0F 14